UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2012

GRYPHON GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-127635	92-0185596
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

611 N Nevada Street, Carson City, NV, 89703
(Address of principal executive offices) (Zip Code)

(604) 261-2229
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 4, 2012, the Registrant appointed Donald B. Tschabrun as its Chief Operating Officer.

Mr. Tschabrun was most recently Principle Mining Engineer at AMEC plc, a global consultancy providing engineering and project management services for the minerals and metals industry among others. Prior to that, Mr. Tschabrun was the Director of Engineering and COO at Jipangu International. Mr. Tschabrun has also served in a variety of roles for many well known global projects such as the Florida Canyon Mine (USA), Natalka Gold Project (Russia), Tintay Copper Project (Peru), and the Brisas Gold Project (Venezuela). Mr. Tschabrun earned both his Masters of Science in Mineral Economics and Finance and his undergraduate degree in Geological Engineering from the Colorado School of Mines.

The Registrant is not aware of any family relationships, by blood, marriage, or adoption, between Mr. Tschabrun and any other director or executive officer of the Registrant. The Registrant knows of no transactions involving the Registrant during the last two years in which Mr. Tschabrun had a direct or indirect interest To the Registrant’s knowledge, there is no arrangement or understanding between any of its directors, officers and Mr. Tschabrun pursuant to which he was selected to serve as Chief Operating Officer.

In relation to Mr. Tschabrun’s appointment as Chief Operating Officer, the Registrant has agreed to compensate Mr. Tschabrun at a rate of $200,000 per year, with a standard benefits package of medical, dental, life and disability coverage. If the Registrant terminates the services of Tschabrun without cause or Tschabrun terminates his services for good cause, in each case before the end of the term of the agreement, the Registrant will pay Tschabrun severance in the form of 12 months pay. In addition, Mr. Tschabrun was granted 250,000 stock options priced at the 5-day volume weighted average of the Company’s stock which vest 50% after one year and the remaining 50% after two years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRYPHON GOLD CORPORATION.
(Registrant)

Dated: September 14, 2012	By: /s/ James O’Neil
James O’Neil
Chief Executive Officer